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                                                                 Exhibit (a)(19)


                    NOTICE OF AMENDMENT TO OFFER TO EXCHANGE

To:       Portal Employees
From:     Mitch Gaynor
Date:     July 24, 2001
Subject: Amendment of Offer to Exchange and Reminder of Expiration Date of the Offer

This email is to inform you that, at the request of the SEC, we have made a few amendments to the Offer to Exchange previously distributed to you in connection with the Option Exchange Program. Please be advised that Question 27 of the Summary Term Sheet and Section 16 have been amended to state that the Company will make a public announcement of any extension of the Offer no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration of the Offer period. In addition, the fourth paragraph of Section 19 has been deleted.

This email is also a reminder that the deadline for submitting your Election Form in the Option Exchange Program is 11:59 p.m., Pacific Daylight Time, Saturday, August 4, 2001.

If you have any questions regarding the amendments mentioned above or the Offer to Exchange, feel free to contact me, Sabiha Chunawala, Loree Farrar, Dena Priolo, or your HR representative.

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